Exhibit 99.1

Walker & Dunlop Board of Directors Welcomes Ernest Freedman

Bethesda, Maryland— September 11, 2025—Walker & Dunlop, Inc. announced today that Ernest (Ernie) Freedman was elected to its board of directors as an independent director and member of the Audit and Risk Committee. Freedman recently served as executive vice president and chief financial officer of Invitation Homes Inc. (NYSE: INVH), the largest single-family home leasing and management company in the United States.

“I am extremely pleased to welcome Ernie to our board of directors,” said Walker & Dunlop Chairman and CEO Willy Walker. “Ernie’s deep knowledge of rental housing and capital markets, combined with his financial management expertise as a public company CFO is a unique skillset that will add great value to our board of directors.”

Prior to Invitation Homes, Freedman was executive vice president and chief financial officer of Apartment Investment and Management Company (Aimco), one of the largest owners and operators of apartment communities in the United States and chief financial officer of HEI Hotels and Resorts. He also held various positions at GE Real Estate and Ernst & Young.

“I have long admired Walker & Dunlop’s dramatic growth and market leadership position and am honored to be joining its exceptional board of directors,” commented Freedman.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States and internationally. Our ideas and capital create communities where people live, work, shop, and play. Our innovative people, breadth of our brand, and our technological capabilities make us one of the most insightful and client-focused firms in the commercial real estate industry.

Contacts:

Investors:	Media:
Kelsey Duffey	Nina H. von Waldegg
Investor Relations	VP, Public Relations
Phone 301.202.3207	Phone 301.564.3291
investorrelations@walkeranddunlop.com	nhvwaldegg@walkerdunlop.com

Phone 301.215.5500 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814

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